Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-127765, 333-115619, 333-143032, 333-150913, 333-168554, 333-181506, 333-263363 and 333-270374) on Form S-8 of our reports dated November 20, 2024, with respect to the consolidated financial statements of Jack in the Box, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Diego, California
November 20, 2024